Exhibit 1(iii)

SUBSCRIPTION/ESCROW AGENT AGREEMENT

THIS SUBSCRIPTION/ESCROW AGENT AGREEMENT (“Agreement”) between Camco Financial Corporation (the “Company”), and Registrar and Transfer Company, a New Jersey corporation (the “Agent”), is dated as of ___________, 2012.

1.     Appointment.

(a) The Company is distributing at no charge (the “Rights Offering”) to its shareholders of record at the close of business on July 29, 2012 (the “Record Date”), non-transferable subscription rights (the “Rights”) to purchase up to an aggregate of 5,714,286 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”). Each shareholder will receive one Right for each share of Common Stock owned. Each Right entitles the shareholder to purchase one share of Common Stock at a purchase price of $1.75 per share (the “Subscription Price”). The term “Subscribed” shall mean submitted for purchase from the Company by a shareholder in accordance with the terms of the Rights Offering, and the term “Subscription” shall mean any such submission.

(b) The Rights Offering will expire on __________, 2012 at 5:00p.m. Eastern Daylight Saving Time (the “Expiration Time”), unless the Company shall have extended the period of time for which the Rights Offering is open, in which event the term “Expiration Time” shall mean the latest time and date at which the Rights Offering, as so extended by the Company from time to time, shall expire.

(c) To the extent that shares of Common Stock remain unsubscribed for in the Rights Offering, the Company may offer such shares to the public (the “Public Offering”). The Public Offering shall terminate on or before __________, 2012 (the “Termination Date”).

(d) The Company filed a Registration Statement on Form S-1 (File No. 333-182719) relating to the Rights Offering with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended from time to time (the “Registration Statement”). The terms of the Rights Offering are more fully described in the Prospectus (the “Prospectus”) forming part of the Registration Statement as such Registration Statement has been declared effective by the SEC. All terms used and not defined herein shall have the same meaning as in the Prospectus. Promptly after the Record Date, the Agent, in its capacity as transfer agent, will generate a list of holders of Common Stock as of the Record Date (the “Record Shareholders List”).

(e) The Company hereby appoints the Agent to act as subscription agent and escrow agent (the “Agent”) for the Rights Offering and the Public Offering in accordance with and subject to the following terms and conditions.

2.     Subscription of Rights.

(a) The Rights are evidenced by subscription rights certificates (the “Certificates”). The Certificates entitle the holders to subscribe, upon payment of the Subscription Price, for shares of Common Stock at the rate of one share per Right evidenced by a Certificate (the “Basic Subscription Privilege”). No fractional shares will be issued. It is possible that the requests for exercise of Basic Subscription Privileges will exceed the total number of shares of Common Stock available to be purchased upon the exercise of Basic Subscription Privileges. If this occurs, the Company will allocate the available shares of Common Stock among the stockholders who subscribed.

(b) The Rights Offering includes an over-subscription right entitling holders that fully exercise their Basic Subscription Privilege, to subscribe and pay the Subscription Price for shares that are not subscribed for under the Basic Subscription Privileges by other holders of Rights (the “Over-Subscription Privilege”).

(c) Reference is made to the Prospectus for a complete description of the Basic Subscription Privilege and the Over-Subscription Privilege and the proration thereof.

3.     Duties of Agent. As Agent, the Agent is authorized and directed to perform the following:

(a) Issue the Certificates in accordance with this Agreement in the names of the holders of the Common Stock of record or other nominees on the Record Date, keep such records as are necessary for the purpose of recording such issuance, and furnish a copy of such records to the Company. The Certificates may be signed on behalf of the Agent by the manual or facsimile signature of a Vice President or Assistant Vice President of the Agent, or by the manual signature of any of its other authorized officers.

(b) Promptly after the Agent receives the Record Shareholders List, the Agent shall:

(i) mail or cause to be mailed, by first class mail, or deliver (which delivery may be done electronically through the facilities of the Depository Trust Company (“DTC”) or otherwise) to each holder of Common Stock of record on the Record Date whose address of record is within the United States, (i) a Certificate evidencing the Rights to which such shareholder is entitled under the Rights Offering, (ii) a copy of the Prospectus, and (iii) a return envelope addressed to the Agent; and

(ii) mail or cause to be mailed, to each holder of Common Stock of record on the Record Date whose address of record is outside the United States, or is an A.P.O. or F.P.O. address, a copy of the Prospectus. The Agent shall refrain from mailing Certificates issuable to any holder of Common Stock of record on the Record Date whose address of record is outside the United States, or is an A.P.O. or F.P.O. address, and hold such Certificates for the account of such shareholder subject to such shareholder making satisfactory arrangements with the Agent for the exercise of the Rights evidenced thereby, and follow the instructions of such shareholder for the exercise of such Rights if such instructions are received at or before 11:00 a.m., Eastern Daylight Saving Time, at least three business days prior to the Expiration Time.

(c) Accept Subscriptions upon the due exercise (including payment of the Subscription Price) on or prior to the Expiration Time of Rights in accordance with the terms of the Certificates and the Prospectus.

(d) Accept orders in the Public Offering (including payments therefore) on or prior to the Termination Date in accordance with the terms of the Public Offering order form and the Prospectus.

(e) Subject to the next sentence, accept Subscriptions from shareholders whose Certificates are alleged to have been lost, stolen, or destroyed upon receipt by the Agent of an affidavit of theft, loss, or destruction and a bond of indemnity in form and substance reasonably satisfactory to the Agent, accompanied by payment of the Subscription Price for the total number of Rights Subscribed. Upon receipt of such affidavit and bond of indemnity and compliance with any other applicable requirements, stop orders shall be placed on said Certificates and the Agent shall withhold delivery of the Rights Subscribed for until after the Certificates have expired and it has been determined that the Rights evidenced by the Certificates have not otherwise been purported to have been exercised or otherwise surrendered.

(f) Accept Subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives, or any other person:

(i) if the Certificate is registered in the name of a fiduciary and is executed by, and the Common Stock is to be issued in the name of, such fiduciary;

(ii) if the Certificate is registered in the name of joint tenants and is executed by one of the joint tenants, provided the Common Stock is to be issued in the names of, and is to be delivered to, such joint tenants;

(iii) if the Certificate is registered in the name of a corporation and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the Common Stock is to be issued in the name of such corporation; or

(iv) if the Certificate is registered in the name of an individual and is executed by a person purporting to act as such individual’s executor, administrator, or personal representative, provided the Common Stock is to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to be.

(g) Refer to the Company, for specific instructions as to acceptance or rejection, Subscriptions received after the Expiration Time, Subscriptions not authorized to be accepted, and Subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the Certificates.

4.     Acceptance of Subscriptions and Orders in the Public Offering. Upon acceptance of a Subscription or an order in the Public Offering, the Agent shall from time to time during the offering:

(a) Hold all monies received in a dedicated, non-interest bearing bank escrow account.

(b) Advise the Company daily by facsimile transmission and confirm by letter to the attention of ________________ (the “Company Representative”) as to the total number of shares of Common Stock Subscribed for and the amount of funds received, with cumulative totals for each; and in addition advise the Company Representative, by telephone at _____________, confirmed by facsimile transmission to _______________, of the amount of funds received identified in accordance with (a) above, deposited, available, or transferred in accordance with (a) above, with cumulative totals; and

(c) As promptly as possible but in any event on or before 3:30 p.m., Eastern Time, on the first full business day following the Expiration Time and the Termination Date, advise the Company Representative in accordance with (b) above of the number of shares of Common Stock Subscribed and ordered and the number of shares of Common Stock unsubscribed and unordered, respectively.

5.     Completion or Termination of Offering.

(a) In the event that the Rights Offering is not consummated because the Company has withdrawn, cancelled or terminated the Rights Offering, the Agent shall, upon receipt of written advice from the Company, liquidate the segregated account in which the monies were held as promptly as practicable and distribute the funds to each respective subscribing shareholder who elected to exercise its Rights or Public Offering participant.

(b) Promptly following the Expiration Time and upon the written instruction of the Company:

(i) The Agent shall distribute to the Company, as instructed by the Company, the funds from exercise of the Basic Subscription Privileges and Over-Subscription Rights, and from orders in the Public Offering, in the escrow account and, following the Expiration Date or the Termination Date, as applicable, issue (in physical form or electronically through the facilities of DTC, in each case in a manner approved by the Company) certificates for shares of Common Stock issuable with respect to Subscriptions and orders that have been accepted. The Agent shall further, as instructed in writing by the Company, return funds, if any, to subscribing shareholders with respect to Over-Subscription Privilege payments that were not honored and to Public Offering participants with respect to payments for orders that were not honored. The Agent will not be obligated to calculate or pay interest to any holder or any other party claiming through a holder or otherwise;

(ii) The Agent shall issue (in physical form or electronically through the facilities of DTC, in each case in a manner approved by the Company) certificates for the Common Stock for which Subscriptions have been received;

(iii) The Certificates may be physical certificates but may, as instructed by the Company, be issued electronically through the facilities of DTC.

(c) Any funds returned to shareholders or participants in the Public Offering shall be free and clear of any and all claims of the Company or any of its creditors and shall not be subject to the Agent’s right to any fees and expenses payable to it by the Company under this Agreement.

(d) For so long as this Agreement shall be in effect, the Company will reserve for issuance and keep available free from preemptive rights a sufficient number of shares of Common Stock to permit the exercise in full of all Rights issued pursuant to the Rights Offering. Subject to the terms and conditions of this Agreement, the Agent, in its capacity as transfer agent for the Common Stock, will issue (in physical form or electronically through the facilities of DTC, in each case in a manner approved by the Company) certificates evidencing the appropriate number of shares of Common Stock as required from time to time in order to effectuate the Subscriptions.

(e) The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration, or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all shares of Common Stock issuable upon the exercise of the Certificates, or through orders using the Public Offering order form, at the time of delivery of the certificates therefor (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and non-assessable shares of Common Stock, free from all preemptive rights and taxes, liens, charges, and security interests created by or imposed upon the Company with respect thereto.

(f) The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents, and approvals of the SEC and any other governmental agency or authority and make such filings under federal and state laws which may be necessary or appropriate in connection with the issuance and delivery of Certificates or the issuance, sale, transfer, and delivery of Common Stock issued upon exercise of Certificates.

6.     Procedure for Discrepancies. The Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of shares of Common Stock that any Certificate may indicate are to be issued to a shareholder and the number that the Record Shareholders List indicates may be issued to such shareholder. In any instance where the Agent cannot reconcile such discrepancies by following such procedures, the Agent will consult with the Company for instructions as to the number of shares of Common Stock, if any, it is authorized to issue. In the absence of such instructions, the Agent is authorized not to issue any shares of Common Stock to such shareholder.

7.     Procedure for Deficient Items. The Agent shall examine the Certificates received by it as Agent to ascertain whether they appear to have been properly completed and executed. In the event the Agent determines that any Certificate does not appear to have been properly completed or executed, or where the Certificates do not appear to be in proper form for Subscription, or any other irregularity in connection with the Subscription appears to exist, the Agent shall follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. The Agent is not authorized to waive any irregularity in connection with the Subscription, unless the Agent shall have received from the Company the Certificate which was delivered, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in such Certificate has been cured or waived and that such Certificate has been accepted by the Company. If any such irregularity is neither corrected nor waived, the Agent will return to the subscribing shareholder (at its option by either first class mail under a blanket surety bond or insurance protecting the Agent and the Company from losses or liabilities arising out of the non-receipt or non-delivery of Certificates or by registered mail insured separately for the value of such Certificates) to such shareholder’s address as set forth in the Subscription any Certificates surrendered in connection therewith and any other documents received with such Certificates, and a letter of notice to be furnished by the Company explaining the reasons for the return of the Certificates and other documents. Similar procedures shall be utilized by the Agent for deficient orders in the Public Offering.

8.     Date/Time Stamp. Each document received by the Agent relating to its duties hereunder shall be dated and time stamped when received.

9.     Tax Reporting. Should any issue arise regarding federal income tax reporting or withholding, the Agent shall take such action as the Company reasonably instructs in writing.

10.   Termination. The Company may terminate this Agreement at any time by so notifying the Agent in writing. The Agent may terminate this Agreement upon 60 days’ prior written notice to the Company. Upon any such termination, the Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all the Agent’s outstanding fees and expenses, the Agent shall forward to the Company or its designee promptly any Certificate or other document relating to the Agent’s duties hereunder that the Agent may receive after its appointment has so terminated. Sections 11, 12, 13, 14 and 18 of this Agreement shall survive any termination of this Agreement.

11.   Authorizations and Protections. As agent for the Company, the Agent:

(a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the Agent and the Company;

(b) shall have no obligation to issue any shares of Common Stock unless the Company shall have provided a sufficient number of certificates for such Common Stock;

(c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Certificates surrendered to the Agent hereunder or shares of Common Stock issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Rights Offering;

(d) shall not be obligated to take any legal action hereunder; if, however, the Agent determines to take any legal action hereunder, and where the taking of such action might, in the Agent’s reasonable judgment, subject or expose it to any expense or liability, the Agent shall not be required to act unless it shall have been furnished with an indemnity reasonably satisfactory to it;

(e) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission, or other document or security delivered to the Agent and believed by it to be genuine and to have been signed by the proper party or parties;

(f) shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;

(g) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Rights Offering, including without limitation obligations under applicable securities laws;

(h) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic, or oral instructions of officers of the Company with respect to any matter relating to the Agent acting as Agent covered by this Agreement (or supplementing or qualifying any such actions);

(i) may consult with counsel satisfactory to the Agent, including internal counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by the Agent hereunder in good faith and in reliance upon the advice of such counsel; and

(j) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

12.   Additional Rights as Escrow Agent.

(a) Interpleader. In the event that (i) any dispute shall arise between the parties with respect to the disposition or disbursement of any of the assets held hereunder, or (ii) Agent shall be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement, whether because of conflicting demands by the other party hereto or otherwise, Agent shall be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The Company further agrees to pursue any redress or recourse in connection with such a dispute, without making Agent a party to the same.

(b) Choice of Counsel, Agents and Mergers. Agent shall have the right, but not the obligation, to consult with counsel of its choice and shall not be liable for action taken or omitted to be taken by Agent in good faith in accordance with the advice of such counsel. Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.

(c) Attachment of Escrow Fund; Compliance with Legal Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, by reason of such compliance notwithstanding such writ, order or decree being substantially reversed, modified, annulled, set aside or vacated.

13.   Indemnification. The Company agrees to indemnify the Agent for, and hold it harmless from and against, any loss, liability, claim, or expense (“Loss”) arising out of or in connection with the Agent’s performance of its duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of the Agent’s negligence or intentional misconduct. Promptly after the receipt by the Agent of notice of any demand or claim, or the commencement of any action, suit, proceeding or investigation relating to its duties under this Agreement, the Agent shall notify the Company thereof in writing. The Company shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. Agent will not, without the Company’s prior consent, settle or compromise or consent to the entry of any judgment to any pending or threatened action in respect of which indemnification may be sought hereunder.

14.   Limitation of Liability. In the absence of negligence or intentional misconduct on its part, the Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this agreement to the contrary notwithstanding, in no event shall the Agent be liable for special, indirect, incidental, or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Agent has been advised of the likelihood of such damages and regardless of the form of action.

15.   Representations, Warranties and Covenants. The Company represents, warrants, and covenants that (a) it is duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Rights Offering and the Public Offering and the execution, delivery, and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any indenture, agreement, or instrument to which either is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, binding obligation of the Company, enforceable against the Company in accordance with its terms, (d) the Rights Offering and the Public Offering will comply in all material respects with all material applicable requirements of law, and (e) to the best of its knowledge, there is no litigation pending as of the date hereof in connection with the Rights Offering or the Public Offering.

16.   Notices. All notices, demands, and other communications given pursuant to the terms and provisions hereof shall be in writing, shall (except as provided for in Section 17 hereof) be deemed effective on the date of receipt, and may be sent by facsimile, overnight delivery services, or by certified or registered mail, return receipt requested to:

If to the Company:

James E. Huston

President and Chief Executive Officer

Camco Financial Corporation

814 Wheeling Avenue

Cambridge, Ohio 43725

Telephone: (740) 435-2020

Facsimile:_________________________

with a copy to:

Kimberly J. Schaefer, Esq.

Vorys, Sater, Seymour and Pease LLP

301 East Fourth Street

Suite 3500, Great American Tower

Cincinnati, Ohio 45202

Telephone: (513) 723-4068

Facsimile: (513) 852-7892

If to the Agent:

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016-3572

Attention: MaryAnn Hurley

Telephone: (800) 866-1340 ext. 2658

Telecopy: (908) 497-2310

17.   Instructions. Any instructions given to the Agent orally, as permitted by any provision of this Agreement, shall, upon the request of the Agent, be confirmed in writing by the Company (which for these purposes only may be undertaken by e-mail transmission) as soon as practicable. The Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.

18.   Fees. For its services as Agent hereunder, the Company shall pay to the Agent the fees reflected on the fee schedule attached hereto, together with reimbursement for reasonable out-of-pocket expenses. Such fees shall be paid even if no Subscriptions or orders are submitted. Moreover, if the Agent initiates an interpleader action in accordance with Section 12(a) of this Agreement which results in no funds being released from the escrow account, then the Company shall be liable for all of the Agent’s reasonable fees and out-of-pocket expenses paid or incurred in connection therewith. All amounts owed to the Agent hereunder are due upon receipt of the invoice.

19.   Force Majeure. The Agent shall not be liable for any failure or delay arising out of conditions beyond its reasonable control, including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences.

20.   Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to conflict of laws, rules, or principles.

(b) No provision of this Agreement may be amended, modified, or waived, except in writing signed by all of the parties hereto.

(c) Except as expressly set forth elsewhere in this Agreement, all notices, instructions, and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed as provided in Section 16 to such other address as a party hereto shall notify the other parties in writing.

(d) In the event that any claim of inconsistency between this Agreement and the terms of the Rights Offering arise, as they may from time to time be amended, the terms of the Rights Offering shall control, except with respect to the Agent’s duties, liabilities, and rights, including without limitation compensation and indemnification, which shall be controlled by the terms of this Agreement.

(e) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties hereto to the full extent permitted by applicable law.

(f) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

(g) This Agreement may not be assigned by any party without the prior written consent of all parties.

(h) This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one and the same agreement, and each of which may be delivered by the parties by facsimile or other electronic transmission, which shall not impair the validity of such counterparts.

(Signature page follows)

Signature Page to

Subscription Agent Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

CAMCO FINANCIAL CORPORATION

By:
Name:
Title:

REGISTRAR AND TRANSFER COMPANY, as Agent

By:
Name:	Mary Rose Cascaes
Title:	EVP & COO

Registrar and Transfer

Company

10 Commerce Drive, Cranford, New Jersey 07016-3572

VOLUNTARY SUBSCRIPTION RIGHTS OFFERING FEES

ADMINISTRATION AND SET UP
Includes review of documentation and overall coordination, system setup, issuance and mailing of rights certificates, broker fulfillment, handling shareholder inquiries, and coordination with DTCC	$8,000.00

PUBLIC OFFERING
Processing offering order forms, deposit and maintenance of funds, provide weekly reports, and allocation of shares	$4,000.00

RIGHTS EXERCISE	$12.00 per item

DEFICIENT ITEMS (Stops, Exceptions)	$22.00 per item

REPLACEMENT OF LOST CERTIFICATES*	$55.00 each

PRO-RATION OF OVERSUBSCRIPTION	$1,000.00 per pro-ration

Out of pocket costs, such as postage and stationery, will be billed separately.

*	This covers only Registrar and Transfer Company’s processing. The surety bond premium at 1.5% of the stock’s market value is separate.

ACCEPTED:
Signature

Title Date

THIS QUOTE IS GOOD FOR SIXTY (60) DAYS

Registrar and Transfer

Company

WARRANT AGENT FEE SCHEDULE

CONVERSION OF FILE	$1,500.00

EXERCISE OF WARRANTS	$10.00 per item

ANNUAL COMPOSITE FEE	$2,000.00 per year
(billed monthly)

Accepted:
Company Name

Signature

Title Date